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                                                                    Exhibit 3.26

             Articles of Incorporation of EB Catalog Company, Inc.

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FEB 04 1999
No. C2683-99


/S/ DEAN HELLER
------------------------------
DEAN HELLER, SECRETARY OF STATE

                            ARTICLES OF INCORPORATION

                                       OF

                            EB CATALOG COMPANY, INC.

                                   ----------

     FIRST: The name of this corporation is;

                            EB CATALOG COMPANY, INC.

     SECOND: Its principal office in the State of Nevada is located at 2255-A Renaissance Drive, Suite 4, Las Vegas, NV 81199. The name and address of its resident agent is Entity Services (Nevada), LLC at the above address.

     THIRD: The nature of the business or objects or purposes proposed may be organized under the General Corporation Law of the State of Nevada;

          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

     FOURTH: The total authorized capital stock of the corporation is One Hundred (100) shares of Common Stock With A Par value of $.01 shares.

     FIFTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this corporation, provided that the number of directors shall not be reduced less than one unless there is less then one stockholder.

The name and post office address of the first board of directors, which shall be two in number, is as follows;

       NAME              POST OFFICE ADDRESS
       ----           ------------------------
JOSEPH J. FIRESTONE   2255-A RENAISSANCE DRIVE
                      SUITE 4
                      LAS VEGAS, NV 89119

JOHN R. PANICHEILLO   2255-A RENAISSANCE DRIVE
                      SUITE 4
                      LAS VEGAS, NV 89119

     SIXTH: The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

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02-04-99 11:99AM FROM                                        T-289 P.08/07 P-281
FEB- 4-99 THU 10:08                                                  P.UD

     SEVENTH: The name and post office address of the incorporator signing the articles of incorporation is as follows:

      NAME        POST OFFICE ADDRESS
      ----        -------------------
Sylvia M. White   1013 Centre Road
                  Wilmington, DE 19805

     EIGHTH: The corporation is to have perpetual existence.

     NINTH: In furtheranoe and not in limitation of the powers conferred by statute, the board of directors is expressly authorized, subject to the by-laws, if any, adopted by the shareholders, to make, alter or amend the by-law of the corporation.

     TENTH: Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

     ELEVENTH: This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto get my hand this third day of February, A.D. 191999.


                                        By: /s/ Sylvia M. White
                                            ------------------------------------
                                            Sylvia M. White, Incorporator